Exhibit 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT ("Agreement"), dated as of December 1, 2009 between APP PHARMACEUTICALS, INC. (the "Company"), and THOMAS H. SILBERG (the "Executive").

W I T N E S S E T H:

WHEREAS, the Executive and the Company are parties to an Employment Agreement (together with Fresenius Kabi AG, for limited purposes set forth therein), effective as of September 30, 2008 (the "Employment Agreement");

WHEREAS, the Executive has decided to retire from the Company as President and Chief Executive Officer of the Company; and

WHEREAS, the Executive and the Company desire to set forth herein their respective rights and obligations in connection with Executive’s retirement from the Company.

NOW, THEREFORE, in consideration of the mutual promises, representations and warranties set forth herein, and for other good and valuable consideration, it is hereby agreed as follows:

1.           Termination of Employment.  The Executive shall remain employed by the Company as President and Chief Executive Officer of the Company, until December 31, 2009 (the "Separation Date").  The Executive shall execute a letter, effective as of the Separation Date, resigning as an officer and/or director of the Company and each of its subsidiaries and affiliates.

2.           Payments.  In connection with the Executive's retirement  in complete satisfaction of the Company's obligations to the Executive under the Employment Agreement:

        (a)   the Company shall pay or provide to the Executive the "Obligations" (as defined in Section 5(a)(i) of the Employment Agreement) in accordance with the Company's normal payroll practices.

(b)           the Company shall pay or provide to the Executive the "Other Benefits" (as defined in Section 5(a)(iv) of the Employment Agreement), in accordance with the terms and normal procedures of the applicable plan, policy or agreement.

(c)           provided that the Executive signs a general release substantially in the form attached hereto as Exhibit A (the "Release") within 21 days following the Separation  Date and fails to revoke such Release (the "Release Condition"), the Company shall pay the Executive an amount equal to two (2) times the sum of (A) the Executive's then current Base Salary of $600,000 and (B) an Annual Bonus of $200,000, payable in substantially equal monthly installments of $66,666.50 in accordance with the Company's normal payroll practices during the twenty-four month period following the Separation Date (the "Severance Amount").

(d)           provided that the Release Condition is satisfied, through December 31, 2011, the Company shall continue to provide the Executive with the employee benefits and perquisites made available to the Executive as of immediately prior to his Separation Date on terms no less favorable to the Executive (including with respect to payment for the costs thereof) than those in effect immediately prior to the Separation Date.  Such benefits continuation period shall run through December 31, 2011.

(e)           provided that the Release Condition is satisfied, through December 31, 2011, the Company shall continue to provide the Executive with an automobile lease allowance in an amount not to exceed $1,500 per month.

(f)           provided that the Release Condition is satisfied, the Company shall continue to indemnify the Executive for his acts while an officer or director of the Company or its affiliates, covered by the officer and director insurance program of the Fresenius SE group.

3.           No Mitigation.  The Executive shall be under no obligation to seek other employment in order to be eligible to receive the payments and benefits set forth herein.

4.           Return of Property.  On the Separation Date, the Executive shall return all company property to the Company, including any identification cards, any computer hardware and software, all paper or computer-based files, business documents, and/or other records as well as all copies thereof, credit cards, keys and any other Company supplies or equipment in his possession.

5.           Restrictive Covenants.  The Executive shall continue to be bound by the covenants set forth in Section 6 of the Employment Agreement and such Section shall survive the termination of the Employment Agreement.  The Executive shall take no action which is intended or would reasonably be expected to damage or otherwise diminish the reputation of the Company or any of its subsidiaries, affiliates, officers or directors, or lead to unwanted or unfavorable publicity to the Company or any of its subsidiaries, affiliates, officers or directors; provided that, nothing in this Agreement shall prohibit the Executive from providing truthful and accurate information if required by any court or government agency or body, provided that the Executive notifies the Company promptly of the receipt by him of any request that he provide such information.

6.           Severability.  Should any provision of this Agreement be held, by a court of competent jurisdiction, to be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid or unenforceable, and this Agreement and each individual provision hereof shall be enforceable and valid to the fullest extent permitted by law.

7.           Successors and Assigns.  (a) This Agreement and all rights under this Agreement are personal to the Executive and shall not be assignable other than by will or the laws of descent.  All of the Executive's rights under this Agreement shall inure to the benefit of his heirs, personal representatives, designees or other legal representatives, as the case may be.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  Any person succeeding to the business of the Company by merger, purchase, consolidation or otherwise shall assume by contract or operation of law the obligations of the Company under this Agreement.

8.           Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Illinois, without regard to the conflicts of laws rules thereof.

9.           Notices.  All notices, requests and demands given to or made upon the respective parties hereto shall be deemed to have been given or made three (3) business days after the date of mailing when mailed by registered or certified mail, postage prepaid, or on the date of delivery if delivered by hand, or by any nationally-recognized overnight delivery service, addressed to the parties at their addresses set forth below or to such other addresses furnished by notice given in accordance with this Section 9:  (a) if to the Company, Fresenius Kabi AG, Attn: Rainer Baule, Else-Kröner-Straße 1, 61352, Bad Homburg, Germany, with a copy to APP Pharmaceuticals, attn: General Counsel, 1501 East Woodfield Rd., 300E, Schaumburg, IL 60173 and (b) if to the Executive, the address last on file with the Company.

10.           Withholding.  All payments required to be made by the Company to the Executive under this Agreement shall be subject to withholding, employment, social security, medicare, unemployment and other payroll taxes and deductions in accordance with the Company's policies applicable to senior executives of the Company and the provisions of any applicable employee benefit plan or program of the Company.

11.           Complete Understanding.  This Agreement supersedes any prior contracts, understandings, discussions and agreements relating to employment between the Executive and the Company, including but not limited to the Employment Agreement (except to the extent provided in Section 5 hereof), and constitutes the complete understanding between the parties with respect to the subject matter hereof.  No statement, representation, warranty or covenant has been made by either party with respect to the subject matter hereof except as expressly set forth herein.

12.           Modification; Waiver.  (a) This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and the Executive or in the case of a waiver, by the party against whom the waiver is to be effective.  Any such waiver shall be effective only to the extent specifically set forth in such writing.

(b)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

13.           Headings.  The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

14.           Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.

15.           Arbitration.  (a)    Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement (other than with respect to the matters covered by Section 5 for which the Company may, but shall not be required to, seek injunctive relief) shall be finally settled by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state arbitration law) as follows: Any party who is aggrieved shall deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice may be submitted to arbitration in Chicago, Illinois, to the American Arbitration Association, before a single arbitrator appointed in accordance with the arbitration rules of the American Arbitration Association, modified only as herein expressly provided. After the aforesaid twenty (20) days, either party, upon ten (10) days notice to the other, may so submit the points in dispute to arbitration. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.

(b)    The decision of the arbitrator on the points in dispute shall be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof.

(c)    The arbitrator shall award the prevailing party its reasonable attorneys’ fees and expenses.

(d)    The parties agree that this Section 15 has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement, and that this Section 15 shall be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

(e)    The parties shall keep confidential, and shall not disclose to any person, except as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.

16.           Section 409A.    It is intended that this Agreement will comply with Section 409A to the extent applicable, and this Agreement shall be interpreted and construed on a basis consistent with such intent.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed in its corporate name, and the Executive has manually signed his name hereto, all as of the day and year first above written.

APP PHARMACEUTICALS, INC.

By:	/s/ Bernhard Hampl
Name: Bernhard Hampl
Title: Executive Chairman

/s/ Thomas H. Silberg
Thomas H. Silberg

EXHIBIT A

RELEASE AGREEMENT

APP Pharmaceuticals, Inc. (the "Company") has agreed that, in return for my signing this Release Agreement, dated as of _______________, 2009 (the "Agreement"), the Company will provide me with the benefits described in the Separation Agreement, dated as of [         ] between me and the Company (the "Separation Agreement").  I understand that I am not entitled to severance benefits unless I sign this Agreement. I understand that, regardless of whether I sign this Agreement, the Company will pay me any accrued salary and vacation to which I am entitled by law. In consideration for the benefits I am receiving under this Agreement:

(1) I hereby release the Company and its parent, subsidiaries, predecessors, successors, and affiliates, and their officers, directors, employees, shareholders, and agents (together, the "Related Releasees") from any and all claims, liabilities, or obligations of every kind, but only to the extent (a) actually known by me or, if unknown, are of such a nature that a prudent person acting under similar circumstances would know of such claims; and (b) arising at any time prior to and through the date I sign this Agreement. This general release includes, but is not limited to: all federal and state statutory and common law claims; claims related to my employment, termination of my employment, breach of contract, tort, discrimination, harassment, retaliation, fraud, emotional distress, compensation or benefits; claims arising under or relating to the Employment Agreement; and claims arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between me and the Company or any of the Releasees.

(2) I acknowledge that I am knowingly and voluntarily waiving and releasing any rights that I may have under the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which I was already entitled and provided to me in order to obtain a full release of all claims, including claims for age discrimination. I further acknowledge that I have been advised by this writing that: (a) my waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) I have the right to consult with an attorney prior to executing this Agreement; (c) I have twenty-one (21) days to consider this Agreement (although I may choose voluntarily to execute this Agreement earlier); (d) I have seven (7) days following the execution of this Agreement to revoke the Agreement as to only any claim I may have for age discrimination under the ADEA by providing written notice to the head of the Company's Human Resources department which is received by 5:00 p.m. on the seventh day following my execution of this Agreement (I acknowledge that I do not have a right to revocation with respect to any other claims); and (e) this Agreement will be effective upon my execution of it, but that no benefits will be owed to me any sooner than the payment date set forth in the Separation Agreement.

(3) Notwithstanding anything herein to the contrary, I am not releasing: (a) any claims that relate to my right to enforce this Agreement or the Separation Agreement, (b) my rights of indemnification and directors and officers liability insurance coverage (or replacements therefor) to which I was entitled immediately prior to the date of this Agreement with regard to my service on behalf of the Company and its affiliates; or (c) my rights under any tax-qualified pension or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by the Company or under COBRA (the "Excluded Claims").

(4) I understand and agree that, except for the Excluded Claims, I knowingly relinquished, waived and forever released any and all rights to any personal recovery in any action or proceeding that may be commenced on my behalf arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for backpay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees.

* * *

This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to my release of all known and unknown claims against the Company and the Related Releasees.  I acknowledge and understand that certain provisions in my Employment Agreement dated as of September 30, 2008 are intended to and do survive the termination of my employment and the execution of the Separation Agreement and this Agreement.  I am not relying on any promise or representation, written or oral, that is not expressly stated herein. I have been advised to consult with an attorney of my choosing prior to signing the Release and I understand and agree that I have the right and have been given the opportunity to review the Release with an attorney of my choice should I so desire.  I agree to keep the terms of the Release and the Separation Agreement confidential and not to disclose the Release, the Separation Agreement or their terms to any person or entity, except to my immediate family; as may be required for obtaining legal or tax advice; as may be required by law; or in any proceeding to enforce the Release or any of the Excluded Claims.

The Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of Illinois.  I understand and agree that if any provision of this Release is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.  This Agreement may only be modified by a written agreement signed by both me and a duly authorized officer of the Company and approved by the Company's Board of Directors.

UNDERSTOOD AND AGREED:

_____________________________	_________________________

Thomas H. Silberg	Date

____________________________	_________________________

APP Pharmaceuticals, Inc.	Date